BRANDYWINE FUND, INC.
                           BRANDYWINE BLUE FUND, INC.

                                       and

                             FRIESS ASSOCIATES, INC.

                                 Code of Ethics

                    Amended effective as of December 7, 1999

I. DEFINITIONS

     A. "Access person" means any director, officer or advisory person of the Fund or Adviser,

     B.   "Act" means the Investment Company Act of 1940, as amended.

     C.   "Adviser" means Friess Associates, Inc.

     D. "Advisory person" means: (i) any employee of the Fund or Adviser or of any company in a control relationship to the Fund or Adviser, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by Managed Accounts, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Fund or Adviser who obtains information concerning recommendations made to Managed Accounts with regard to the purchase or sale of Covered Securities by Managed Accounts.

     E. A Covered Security is "being considered for purchase or sale" when a recommendation to purchase or sell the Covered Security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

     F. "Beneficial ownership" shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes as such Act and the rules and regulations promulgated thereunder.

     G. "Control" has the same meaning as that set forth in Section 2(a)(9) of the Act.

     H. "Covered Security" means a security as defined in Section 2(a)(36) of the Act, except that it does not include:

          (i)  Direct obligations of the Government of the United States;

          (ii) Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

          (iii) Shares issued by open-end registered investment companies.

     I. "Disinterested director" means a director of the Fund who is not an "interested person" of the Fund within the meaning of Section 2(a)(19) of the Act and the rules and regulations promulgated thereunder.

     J.   "Fund" means Brandywine Fund, Inc. or Brandywine Blue Fund, Inc.

     K. "Initial Public Offering" means an offering of securities registered under the securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

     L. "Investment personnel" means: (i) any employee of the Fund or Adviser or of any company in a control relationship to the Fund or Adviser who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by Managed Accounts; and (ii) any natural person who controls the Fund or Adviser and who obtains information concerning recommendations made to Managed Accounts regarding the purchase or sale of securities by Managed Accounts.

     M. A "Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505 or Rule 506 thereunder.

     N. "Managed Accounts" include the Fund and any other client account for which the Adviser provides investment management services.

     O. "Purchase or sale of a Covered Security" includes, among other things, the writing of an option to purchase or sell a Covered Security.

II.  APPROVAL OF CODE OF ETHICS

     A. The Board of Directors of the Fund, including a majority of the Disinterested directors, shall approve this Code of Ethics and any material changes thereto. Prior to approving this Code of Ethics and any material changes thereto, the Board of Directors must determine that this Code of Ethics contains provisions reasonably necessary to prevent access persons from violating Rule 17j-1(b) of the Act and shall receive a certification from the Adviser that it has adopted such procedures as are reasonably necessary to prevent access persons of the Adviser from violating this Code of Ethics.

     B. No less frequently than annually, the President of the Fund and the Adviser shall furnish a report to the Board of Directors of the Fund:

          1. Describing issues arising under the Code of Ethics since the last report to the Board of Directors, including, but not limited to, information about material violations of the Code of Ethics and sanctions imposed in response to such material violations. Such report shall also include a list of access persons under the Code of Ethics.

          2. Certifying that the Fund and the Adviser have adopted such procedures as are reasonably necessary to prevent access persons from violating the Code of Ethics.

     C. This Code of Ethics, the certifications required by Sections II.A. and II.B.(2), and the reports required by Sections II.B. shall be maintained by the Fund's Administrator. The reports required by
          Section V shall be maintained by the Fund's President or designee.

III. EXEMPTED TRANSACTIONS

The prohibitions of Section IV of this Code of Ethics shall not apply to:

     (a) Purchases or sales effected in any account over which the access person has no direct or indirect influence or control.

     (b) Purchases or sales of Covered Securities which are not eligible for purchase or sale by any Managed Account; provided, however, that the prohibitions of Section IV.B. of this Code of Ethics shall apply to such purchases and sales.

     (c) Purchases or sales which are non-volitional on the part of either the access person or Managed Accounts.

     (d)  Purchases which are part of an automatic dividend reinvestment plan.

     (e) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

IV.  PROHIBITED ACTIVITIES

     A. Except in a transaction exempted by Section III of this Code, no access person shall purchase or sell, directly or indirectly, any Covered Security in which he has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his actual knowledge at the time of such purchase or sale is being considered for purchase or sale by Managed Accounts or is being purchased or sold by Managed Accounts. Before an access person so purchases or sells a Covered Security, he or she shall (i) review the Adviser's Company Tracking Database to determine if the Adviser has an analyst responsible for the Covered Security; (ii) obtain confirmation from the analyst, if any, that to the analyst's knowledge the proposed purchase or sale would not violate this Section IV.A.; and (iii) report the proposed purchase or sale and analyst confirmation (if the security is in the Company Tracking Database) to the Adviser's Trading Department. The Adviser's Trading Department shall review all Managed Accounts to determine whether the Covered Security is being considered for purchase or sale currently, or in the next five business days, or is currently being, or has been in the preceding five business days, purchased or sold for any Managed Accounts. The access person (i) shall delay so purchasing or selling a Covered Security until such time as he or she has been informed by the Adviser's Trading Department that the proposed purchase or sale would not violate this
          Section IV.A.; and (ii) must complete any such purchase or sale no later than the close of the business day following the day the access person was so informed. Notwithstanding the foregoing, Disinterested directors are not required to "preclear" transactions as described above unless the Disinterested director knows that such security is being considered for purchase or sale by a Fund or is being purchased or sold by a Fund.

     B. Except in a transaction exempted by Section III of this Code of Ethics, access persons, excluding Disinterested directors but including Investment Personnel, (other than the Adviser's President and the Adviser's Compliance Officer) must obtain approval from the Adviser's Compliance Officer and the Adviser's President before directly or indirectly acquiring beneficial ownership in any securities in a Limited Offering. The Adviser's Compliance Officer and the Adviser's President must obtain approval from a majority of the Disinterested directors before directly or indirectly acquiring beneficial ownership in any securities in a Limited Offering. Prior approval shall not be given if the Adviser's President, the Adviser's Compliance Officer or the Disinterested directors, as applicable, believe(s) that the investment opportunity should be reserved for Managed Accounts or is being offered to the individual by reason of his or her position with the Fund or the Advisor.

     C.   Access  persons,   excluding  Disinterested  directors  but  including
          Investment   Personnel,   may  not  directly  or  indirectly   acquire
          beneficial ownership in any securities in an Initial Public Offering.

V.   REPORTING AND COMPLIANCE PROCEDURES

     A. Except as provided in Section V.B. of this Code of Ethics, every access person shall report the information described in Section V.C.,
          Section V.D. and Section V.E. of this Code of Ethics. All reports shall be filed with the Adviser's Compliance Officer.

     B.   1.   A Disinterested  director of the  Fund  need  not  make a  report pursuant to Section V.C. and V.E. of this Code of Ethics and need only  report a  transaction  in a Covered  Security  pursuant  to
               Section  V.D.  of this  Code  of  Ethics  if  such  Disinterested director,  at the  time  of such  transaction,  knew  or,  in the ordinary  course of fulfilling his official  duties as a director of the Fund,  should  have known that,  during the 15-day  period
               immediately   preceding  the  date  of  the  transaction  by  the
               director, such Covered Security was purchased or sold by the Fund or was being considered by the Fund or the Adviser for purchase or sale by the Fund.

          2. An access person need not make a report with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.

          3. Every access person (other than Disinterested directors) shall direct his or her brokers to send to the Adviser's Compliance Officer, on a timely basis, duplicate copies of all broker trade confirmations or account statements. If submitted in the time period required by Section V.D., such duplicate copies may satisfy the access person's obligations under Section V.D. provided that all of the information required by Section V.D. is contained in the broker trade confirmations or account statements or in the records of the Adviser.

     C. Every access person shall, no later than ten (10) days after the person becomes an access person, file an initial holdings report containing the following information:

          1. The title, number of shares and principal amount of each Covered Security in which the access person had any direct or indirect beneficial ownership when the person becomes an access person;

          2. The name of any broker, dealer or bank with whom the access person maintained an account in which any securities were held for the direct or indirect benefit of the access person; and

          3.   The date that the report is submitted by the access person.

     D. Every access person shall, no later than ten (10) days after the end of a calendar quarter, file a quarterly transaction report containing the following information:

          1. With respect to any transaction during the quarter in a Covered Security in which the access person had any direct or indirect beneficial ownership:

               (a) The date of the transaction, the title and the number of shares, and the principal amount of each security involved;

               (b) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

               (c) The price of the Covered Security at which the transaction was effected;

               (d) The name of the broker, dealer or bank with or through whom the transaction was effected; and

               (e)  The date that the report is submitted by the access person.

          2. With respect to any account established by the access person in which any securities were held during the quarter for the direct or indirect benefit of the access person:

               (a) The name of the broker, dealer or bank with whom the access person established the account;

               (b)  The date the account was established; and

               (c)  The date that the report is submitted by the access person.

     E. Every access person shall, no later than January 30 each year, file an annual holdings report containing the following information as of the preceding, December 31:

          1. The title, number of shares and principal amount of each Covered Security in which the access person had any direct or indirect beneficial ownership;

          2. The name of any broker, dealer or bank with whom the access person maintains an account in which any securities are held for the direct or indirect benefit of the access person; and

          3.   The date that the report is submitted by the access person.

     F. Any report filed pursuant to Section V.C., Section V.D. or Section V.E. of this Code of Ethics may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates.

     G. The Adviser's Compliance Officer shall review all reports filed pursuant to Section V.C., Section V.D. or Section V.E. of this Code of Ethics. The Adviser's Compliance Officer shall identify all access persons who are required to file reports pursuant to this Section V of this Code of Ethics and must inform such access persons of their reporting obligation.

VI.  SANCTIONS

Upon discovering a violation of this Code of Ethics, the Board of Directors of the Fund or Adviser may impose such sanctions as it deems appropriate.